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Exhibit 5.1

[Goodwin Procter LLP Letterhead]

June 5, 2003

La Quinta Corporation
Suite 600
909 Hidden Ridge
Irving, Texas 75038

La Quinta Properties, Inc.
Suite 600
909 Hidden Ridge
Irving, Texas 75038

Re:    La Quinta Properties, Inc. 8 7/8% Senior Notes due 2011

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to La Quinta Corporation, a Delaware corporation ("LQ Corporation") and La Quinta Properties, Inc., LQ Corporation's controlled subsidiary and a Delaware corporation ("LQ Properties" and together with LQ Corporation, the "Companies") in connection with the Companies' joint registration statement on Form S-4 (the "Joint Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the offer by LQ Properties to exchange up to $325 million aggregate principal amount of its 8 7/8% Senior Notes due 2011 (the "New Notes") for its existing 8 7/8% Senior Notes due 2011 (the "Old Notes"). The Old Notes are, and the New Notes will be, guaranteed (the "Guarantees") by LQ Corporation. The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of March 19, 2003 (the "Indenture") by and among LQ Properties, LQ Corporation and U.S. Bank Trust National Association, as trustee as contemplated by the Exchange and Registration Rights Agreement dated as of March 19, 2003 (the "Registration Rights Agreement") by and among LQ Properties, LQ Corporation and Lehman Brothers Inc., on behalf of the Initial Purchasers (as defined therein).

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of LQ Corporation, as amended to the date hereof, and on file with the Secretary of State of the State of Delaware, (ii) the Amended and Restated Certificate of Incorporation of LQ Properties, as amended to the date hereof, and on file with the Secretary of State of the State of Delaware, (iii) the Amended and Restated Bylaws of LQ Corporation, as amended to the date hereof, (iv) the Amended and Restated Bylaws of LQ Properties, as amended to the date hereof, (v) the Joint Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (vi) the Indenture, (vii) the Registration Rights Agreement, (viii) the Form T-1 of the Trustee filed as an exhibit to the Joint Registration Statement, (ix) the form of the New Notes, (x) such records of corporate proceedings of the Companies as we have deemed material and (xi) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

        In rendering the opinions expressed below, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and also express no opinion with respect to the blue sky securities laws of any states including the State of New York and the State of Delaware.

        For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of such copies. As to facts material to our opinion, we have relied upon certificates, documents, statements and other information of the Companies or respective representatives or officers thereof. We have also assumed that prior to the delivery of any New Notes, the Joint Registration Statement will have been declared effective.

        Based on and subject to the foregoing, we are of the opinion that:

        1.     When the New Notes (in the form examined by us) have been duly executed by LQ Properties, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer (as defined in the Joint Registration Statement) against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Right Agreement, the Joint Registration Statement and the Indenture, the New Notes will constitute valid and binding obligation of LQ Properties, enforceable against LQ Properties in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding of law or in equity).

        2.     When the Guarantees (in the form examined by us) have been duly executed by LQ Corporation and issued and delivered upon consummation of the Exchange Offer in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Joint Registration Statement and the Indenture, the Guarantees will constitute valid and binding obligations of LQ Corporation, enforceable against LQ Corporation in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealings (regardless of whether considered in a proceeding of law or in equity).

        This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

        This opinion shall be issued in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association Business Law Section as published in 57 Business Lawyer 875 (February 2002).

        We hereby consent to being named as counsel to the Companies in the Joint Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Joint Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP

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  Exhibit 5.1